Exhibit 99.1

Synlogic Announces Appointments of New CMO, Head of Regulatory Affairs, and CFO Departure

CAMBRIDGE, Mass.--(BUSINESS WIRE)--September 4, 2019--Synlogic, Inc. (Nasdaq: SYBX), a clinical stage company applying synthetic biology to beneficial microbes to develop novel, living medicines, today announced the following two new additions to its senior leadership team:

  Richard Riese, M.D., Ph.D., has been appointed to the position of Chief Medical Officer, and will assume responsibilities from current president and CEO, Aoife Brennan, M.B., Ch.B.
  Michael Slater, a former consultant to the Company, has been appointed to Head of Regulatory Affairs.

Separately, the company is announcing the departure of Todd Shegog, Chief Financial Officer, effective September 18, 2019.

“Richard and Michael bring expertise and many years of experience across all phases of clinical development in a broad range of rare and immunologically-based diseases, which will be key to Synlogic’s success as we advance and expand our Synthetic Biotic therapeutic platform,” said Dr. Brennan. “We are excited to welcome them both to the team and look forward to their contributions.”

“Synlogic is a leader in developing engineered bacterial as living medicines and has demonstrated its ability to advance these novel therapeutics into clinical trials,” stated Dr. Riese. “I believe that its Synthetic Biotic platform has the potential to provide a novel therapeutic solution to address unmet medical need in a variety of conditions and I look forward to advancing this exciting new therapy to patients.”

Dr. Riese is a physician scientist with over 15 years of experience in the pharmaceutical industry. He most recently served as Vice President, Clinical Development at Alnylam where he led clinical development projects in several areas across Alnylam's rare disease portfolio. Previously, he served as head of Translational Clinical Sciences in the Research Unit at Alexion, where he was responsible for the clinical development strategy of all compounds from discovery to proof-of-concept. He earned a Ph.D. in biophysics and an M.D. from the Medical College of Wisconsin, and a B.S. in mathematics from the University of Wisconsin-Madison. Dr. Riese carried out postdoctoral research at the Medical College of Wisconsin and his residency training in internal medicine at Brigham and Women’s Hospital in Boston. Dr. Riese achieved certification by the American Boards of Pulmonary Medicine, Critical Care Medicine and Internal Medicine.

Mr. Slater is a senior level regulatory professional with more than 25 years of experience including hands-on preclinical and clinical regulatory strategy development from pre-investigational new drug (IND) application through drug approval. Mr. Slater was the Head of Regulatory Affairs and later, Development Operations at Merrimack Pharmaceuticals from 2010 to 2019. At Merrimack, Mr. Slater led the regulatory strategy resulting in the 2015 U.S. approval of Onivyde® (irinotecan liposome injection), an orphan drug for the treatment of metastatic pancreatic cancer. In addition, he worked with Baxalta who acquired certain ex-US rights to Onyvide, to achieve approval in Europe and other countries. Prior to Merrimack, Mr. Slater held various regulatory roles in several biotech and pharmaceutical companies, including Millennium Pharmaceuticals, Acusphere, Inc., Anika Therapeutics, Inc., ImmuLogic Pharmaceuticals, Biogen and Hoechst Pharmaceuticals. With a background in applied biology, Mr. Slater also holds a B.Sc. in information science from Leeds Beckett University, UK. and is a Fellow of The Organization for Professionals in Regulatory Affairs.

In addition, the Company is announcing the departure of Todd Shegog, Chief Financial Officer, who is leaving the company to pursue another opportunity. The Company has commenced a search for a new CFO.

“I also want to take the opportunity to thank Todd for his contributions at Synlogic over the past three years, including leading us through the process of becoming a public company, and establishing a strong financial team and our internal controls and financial operations,” said Dr. Brennan. “We have appreciated his leadership and wish him all the best in his future endeavors.”

About Synlogic
Synlogic is pioneering the development of a novel class of living medicines, Synthetic Biotic medicines, based on its proprietary drug development platform. Synlogic leverages the tools and principles of synthetic biology to genetically engineer probiotic microbes to perform or deliver critical functions missing or damaged due to disease. The company’s lead program, SYNB1618, targets phenylketonuria (PKU). When delivered orally, Synthetic Biotic medicines can act from the gut to compensate for the dysfunctional metabolic pathway and have a systemic effect, with the potential to significantly improve symptoms of disease for affected patients. The company is developing SYNB1891 as an immunostimulatory approach for the treatment of advanced solid tumors. In addition, the company is leveraging the broad potential of its platform to create Synthetic Biotic medicines for the treatment of other more common diseases, including inflammatory and immune disorders. Synlogic is collaborating with AbbVie to develop Synthetic Biotic-based treatments for inflammatory bowel disease (IBD). For more information, please visit www.synlogictx.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, including statements regarding Synlogic’s plans and expectations for the development of SYNB1618, SYNB1891 and its other product candidates. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Synlogic may identify forward-looking statements. Examples of forward-looking statements, include, but are not limited to, statements regarding the potential of Synlogic’s platform to develop therapeutics to address a wide range of diseases including: cancer, inborn errors of metabolism and inflammatory and immune disorders; the future clinical development of Synthetic Biotic medicines; the approach Synlogic is taking to discover and develop novel therapeutics using synthetic biology; and the expected timing of Synlogic’s clinical trials and availability of clinical trial data. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including: the uncertainties inherent in the preclinical development process; the ability of Synlogic to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in Synlogic’s filings with the SEC. The forward-looking statements contained in this press release reflect Synlogic’s current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic’s view as of any date subsequent to the date hereof.

Contacts

MEDIA CONTACT:
Caroline Rufo, Ph.D.
MacDougall
Phone: 781-235-3060
Email: crufo@macbiocom.com

INVESTOR CONTACT:
Elizabeth Wolffe, Ph.D.
Synlogic, Inc.
Phone: 617-207-5509
Email: liz@synlogictx.com